United States Securities and Exchange Commission
Washington, DC 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: June 6, 2007
GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Newport Financial Center, 113 Pavonia Avenue, #313, Jersey City, NJ 07310
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (800) 558-4363
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
     On June 6, 2007, pursuant to the terms of a Convertible Secured Loan Agreement (the “Loan Agreement”) dated as of May 12, 2006 (as amended and supplemented, the “Loan Agreement), GeneLink, Inc. (“GeneLink”) issued an additional $87,500 principal amount of convertible secured loan promissory notes (the “Notes”). Pursuant to the terms of the Loan Agreement, all amounts borrowed will accrue interest at the rate of twelve percent (12%) per year and any initial amounts borrowed will mature on May 12, 2011 (the “Maturity Date”). No payments of principal will be due or payable until the Maturity Date or an earlier acceleration upon the occurrence of any event of default under the Loan Agreement and interest shall be paid annually. The Notes will convert into restricted shares of GeneLink common stock, valued at $0.05 per share, at any time at the option of the holder of the Notes, and the Notes will automatically convert into restricted shares of GeneLink common stock, valued at $0.05 per share, at such time as existing contingent liabilities of GeneLink that existed as of the date of the Loan Agreement are not greater than $75,000.00, including all litigation against GeneLink outstanding as of such time and any contingent liabilities relating to the Loan Agreement or the transactions contemplated thereby. Upon any such conversion the Notes will be deemed paid in full. In connection with the Loan Agreement, GeneLink has executed a Convertible Loan Security Agreement dated as of May 12, 2006, as amended and supplemented, pursuant to which it has pledged all of its assets as collateral for the repayment of the Notes and all other notes issued pursuant to the Loan Agreement.
     As a condition of the Loan Agreement, GeneLink has issued to the holders of the Notes five restricted shares of GeneLink common stock for each dollar of loans received, resulting in the issuance of an aggregate of 437,500 shares of GeneLink common stock with respect to the Notes.
     Dr. Bernard L. Kasten, Jr. and Mr. Robert Hoekstra, members of GeneLink’s Board of Directors, each purchased $12,500 of notes on June 6, 2007 and will receive 62,500 shares of GeneLink common stock in connection therewith.
     GeneLink also issued to First Equity Capital Securities, Inc., as Administrative Agent under the Loan Agreement, an aggregate of 43,750 shares of GeneLink common stock in connection with the issuance of the Notes, and warrants to acquire 175,000 restricted shares of GeneLink common stock at an exercise price of $0.05 per share in connection with the issuance of the Notes. GeneLink also paid First Equity Capital Securities, Inc. a placement fee of 7%, or $6,125 in connection with the issuance of the Notes. Kenneth R. Levine, a holder of more than five percent of the equity securities of GeneLink, is an officer and owner of First Equity Capital Securities, Inc. Mr. Levine purchased $12,500 of notes on June 6, 2007 and will receive 62,500 shares of GeneLink common stock in connection therewith.
     GeneLink intends to use the proceeds of the amounts raised pursuant to the Loan Agreement to fund various marketing initiatives that include: creating a “direct-to-consumer retail website” for its Dermagenetics line of products; seeking international distribution opportunities for its products; funding the production of an “infomercial” regarding its Dermagenetics line of products; purchasing inventory; funding working capital and paying outstanding payables and trade debt, including legal, accounting and other professional fees.

ITEM 3.02 Unregistered Sales of Equity Securities
     On June 6, 2007, in connection with and as a condition to GeneLink entering into the Notes and borrowing of funds thereunder, GeneLink has issued to the holders of the Notes five restricted shares of GeneLink common stock for each dollar of loans received, an aggregate of 437,500 shares of GeneLink common stock in connection with the issuance of the Note. GeneLink also issued to First Equity Capital Securities, Inc. as fees for raising the funds invested pursuant to the Loan Agreement an aggregate of 43,750 shares of its restricted common stock and warrants to acquire 175,000 shares of its common stock at an exercise price of $0.05 per share in connection with the issuance of the Notes, as described in Item 1.01 above.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)
By:	/s/ Monte E. Taylor, Jr.
Monte E. Taylor, Jr.
Chief Executive Officer

Dated: June 8, 2007